Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, VOTING POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS AND
QUALIFICATIONS, LIMITATIONS OR
RESTRICTIONS OF SERIES B NON-VOTING CONTINGENT CONVERTIBLE PREFERRED STOCK
OF
THE HARTFORD FINANCIAL SERVICES GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          The Hartford Financial Services Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:
          The Special Committee (the “Committee”) of the board of directors of the Company (the “Board”), in accordance with the resolutions of the Board dated October 15, 2008, the provisions of the Amended and Restated Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, by unanimous written consent dated October 16, 2008, adopted the following resolution fixing the powers, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of 8,800,000 shares of Series B Non-Voting Contingent Convertible Preferred Stock of the Company.
RESOLVED, that pursuant to the authority vested in the Committee in accordance with the resolutions of the Board dated October 15, 2008 and in accordance with the provisions of the Amended and Restated Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:
     1. Designation and Number of Shares. The designation of the series of preferred stock is the “Series B Non-Voting Contingent Convertible Preferred Stock” (the “Series B Preferred Stock”), having a par value of $0.01 per share and a liquidation preference of $0.02 per share. The number of shares constituting such series is 8,800,000.

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     2. Definitions. As used herein the following terms shall have the following meanings, whether used in the singular or the plural:
          (a) “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          (b) “Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.
          (c) “Initial Holder” means Allianz SE, any Affiliate of Allianz SE that is an initial purchaser of the Series B Preferred Stock or an Affiliate of Allianz SE to whom Allianz SE (or such initial purchaser) has transferred, directly or indirectly, the Series B Preferred Stock in accordance with the terms of the Investment Agreement, acting individually or as a group, as the context may require.
          (d) “Investment Agreement” means the Investment Agreement dated October 17, 2008 between the Company and Allianz SE, as it may be amended from time to time.
          (e) “Regulatory Approvals” with respect to a holder, means, to the extent applicable and required to permit the holder to convert such holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without the holder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations, filings and registrations with, and notifications to, relevant any United States and other governmental or regulatory authorities, including insurance regulatory authorities and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          (f) “Shareholder Approval” means the approval by the stockholders of the Company for the issuance of Common Stock upon conversion of the Series B Preferred Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (or any successor provision).
     3. Ranking. The Series B Preferred Stock shall rank pari passu with the Company’s Series C Non-Voting Contingent Convertible Preferred Stock, the Company’s Series D Non-Voting Contingent Convertible Preferred Stock, the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the Company’s Series A Participating Cumulative Preferred Stock (except, with respect to the Common Stock and the Series A Participating Cumulative Preferred Stock, for the liquidation preference). Subject to the preceding sentence, the Series B Non-Voting Contingent Convertible Stock shall rank junior to each other series of the preferred stock of the Company, unless the Board of Directors shall specifically determine otherwise in fixing the designations, powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof.
     4. Dividends.
          (a) So long as any shares of the Series B Preferred Stock remain outstanding, if the Company declares any dividend or distribution of cash, securities (including rights, warrants, options or evidences of indebtedness) or properties or assets other than shares of Common Stock to be paid from time to time out of any assets legally available for such payment (to the extent dividends or distributions consist of shares of Common Stock an adjustment will be made pursuant to Section 7(a) hereof), then the Company shall simultaneously declare a dividend or distribution on shares of Series B Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Series B Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (regardless of whether or not actual conversion at such time would be permissible under Section 5 hereof). No dividend or distribution shall be payable to holders of shares of Common Stock unless the full dividends or distributions contemplated by this Section are paid at the same time in respect of the Series B Preferred Stock.
          (b) Each dividend or distribution shall be payable to holders of the Series B Preferred Stock as they appear in the records of the Company at the close of business on the same record date as the record date for the payment of the corresponding dividend or distribution to the holders of shares of Common Stock.
          (c) Dividends on the Series B Preferred Stock are non-cumulative. If the Company does not declare a dividend on the Common Stock or the Series B Preferred Stock in respect of any period, the holders of the Series B Preferred Stock shall have no right to receive any dividend for such dividend period, and the Company shall have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or the Common Stock or any other series of the Company’s preferred stock.
          (d) If the Conversion Date (as defined below) with respect to any of the shares of Series B Preferred Stock occurs prior to the record date for the payment of any dividend or distribution on the Common Stock, the holder of such shares of Series B Preferred Stock to be converted shall not have the right to receive any corresponding dividends or distributions on the Series B Preferred Stock. If the Conversion Date with respect to the shares of Series B Preferred Stock occurs after the record date for any declared dividend or distribution and prior to the payment date for that dividend or distribution, the holder thereof shall receive that dividend or distribution on the relevant payment date if such holder of Common Stock was the holder of record of shares of Series B Preferred Stock on the record date for that dividend or distribution.
     5. Conversion.
          (a) The Company shall at all times maintain an agent for the purpose of the conversion of shares of Series B Preferred Stock (the “Conversion Agent”), which may be an officer or agent of the Company.

          (b) Upon delivery to the Company, from time to time, of one or more certifications by an Initial Holder to the Company that it has determined that it (or any of its Affiliates that comprise the Initial Holders) has obtained such Regulatory Approval as is required in order for such Initial Holder (and, if applicable, such Affiliates) to hold a specified number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the number of shares of Series B Preferred Stock with respect to which such certification has been delivered shall be automatically converted into Common Stock at the Conversion Rate (as defined herein). Each certification shall specify the number of shares of Series B Preferred Stock to be converted upon delivery of such certification. The Initial Holder’s election to convert, evidenced by the delivery of a certification, is irrevocable. In the event that fewer than all the shares of Series B Preferred Stock are to be converted upon receipt of any certification described herein and such shares are held by multiple Initial Holders, the shares of Series B Preferred Stock shall be converted into Common Stock in proportion to the percentage of the Series B Preferred Stock held by each such Initial Holder.
          (c) Any share of Series B Preferred Stock that is sold or transferred by an Initial Holder to a person that is not also an Initial Holder in compliance with the transfer restrictions set forth in the Investment Agreement shall be automatically converted, without further action by any person, into the number of shares of Common Stock into which each share of Series B Preferred Stock was convertible immediately prior to such sale or transfer.
          (d) Each share of Series B Preferred Stock to be converted in accordance with this Section shall be converted into four shares of Common Stock, subject to adjustment from time to time as described herein (the “Conversion Rate”).
          (e) Any certification from an Initial Holder provided pursuant to this Section shall be maintained on file at the Company’s principal executive office and shall be made available to any stockholder upon request, provided that such certification may provide that no person other than the Company and the Conversion Agent shall be entitled to rely on any such certification.
     6. Conversion Procedures.
          (a) In the event of an automatic conversion of the Series B Preferred Stock pursuant to Section 5, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates formerly evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock as provided in subsection (f) below; provided, however, that notwithstanding the foregoing, upon such delivery of certificates formerly representing the Series B Preferred Stock or of agreement and indemnification in the case of a lost certificate, the Company may determine that the shares of Common Stock issued upon the conversion of the Series B Preferred Stock shall be uncertificated, in which case the Company or its transfer agent will make the appropriate entries into the records of the Company and the Company shall not be obligated to issue a stock certificate for such shares of Common Stock.
          (b) Effective immediately upon conversion of any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder of Series B Preferred Stock to receive any declared and unpaid dividends on such share to the extent provided herein and any other payments to which such holder is otherwise entitled hereunder.
          (c) No allowance or adjustment, except as expressly provided herein, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the date any share of Series B Preferred Stock is converted (the “Conversion Date”) with respect to any share of Series B Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the holder of such share of Series B Preferred Stock shall have no rights with respect to the Common Stock issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.
          (d) Upon the conversion of any Series B Preferred Stock that is converted in part, the Company shall issue or cause to be issued to the holder a new certificate representing shares of Series B Preferred Stock equal in number to the unconverted portion of the shares of Series B Preferred Stock represented by the certificate so surrendered.
          (e) The person or persons entitled to receive the Common Stock upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Company.
     (f) (i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the

Company shall pay to the holder of such share of Series B Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (A) such fraction and (B) the current market price (as defined below) of a share of Common Stock on the second trading day immediately preceding the day of conversion. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.
          (ii) The “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the five consecutive trading days immediately prior to the date in question. The closing price for each day shall be the closing price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that day as reported in composite transactions for the principal national securities exchange on which the Common Stock is listed for trading. The closing price shall be determined without reference to after-hours or extended market trading. If the Common Stock is not listed for trading on a national securities exchange on the relevant date, the “closing price” of the Common Stock shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the Pink OTC Markets, Inc. or similar organization. If the Common Stock is not so quoted, the “closing price” of the Common Stock shall be determined by a U.S. nationally recognized independent investment banking firm selected by the Company for this purpose.
          (g) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock pursuant to Section 5 and this Section; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered holder of Series B Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
     7. Adjustments.
          (a) If the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock which consists in whole or in part of shares of its Common Stock, (ii) subdivide or reclassify its Common Stock into a greater number of shares or (iii) combine or reclassify its Common Stock into a lesser number of shares, then in each of clause (i), (ii) and (iii), the Conversion Rate shall be adjusted (regardless of whether or not actual conversion at such time would be permissible under Section 5 hereof) so that a holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number and kind of other securities that such holder of Series B Preferred Stock would have owned or been entitled to receive after the happening of such dividend, subdivision, combination, or other reclassification had such shares of Series B Preferred Stock been converted immediately prior to the happening of such reclassification or any record date with respect thereto. An adjustment made pursuant to this Section shall become effective on the date of the dividend payment, subdivision, combination or issuance and shall be applied from the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.
          (b) If the Company shall be a party to any transaction, including a merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then, in connection with such Transaction, the Company shall make provision for the Series B Preferred Stock to be converted into the amount of shares of stock and other securities and the right to receive the property receivable (including cash) by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (regardless of whether or not actual conversion into Common Stock at such time would be permissible under Section 5 hereof) and upon consummation of the Transaction the Series B Preferred Stock shall be automatically converted into such amount of stock and other securities and the right to receive property at the same time and in the same manner as the Common Stock is so converted (or as promptly as practicable thereafter). Any shares of stock and other securities and property shall be payable to the holder upon surrender of the shares of Series B Preferred Stock or as otherwise provided for as if such delivery were of Common Stock and cash pursuant to Section 6(a). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section.
          (c) Notwithstanding the foregoing, in any case in which this Section provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction as provided herein.
          (d) If the Company shall take any action affecting the shares of Common Stock, other than any action described in this Section, which in the reasonable opinion of the Board of Directors would adversely affect the conversion rights of the holders of Series B Preferred Stock, then the number of shares of Common Stock that a share of Series B Preferred Stock is convertible into immediately before such action shall be adjusted, to the extent permitted by applicable law or regulation, in such manner and at such time as the Board of Directors may determine in good faith to be equitable in the circumstances. Any such determinations shall be memorialized in writing and shall be maintained on file at the Company’s principal executive office and shall be made available to any stockholder upon request.
          (e) Whenever the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible is adjusted as herein provided, the chief financial officer of the Company or his or her designee(s) shall compute the required adjustment in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate shall be filed promptly with the Conversion Agent and mailed to each holder of shares of Series B Preferred Stock at such holder’s last address as shown on the stock books of the Company.
          (f) The Company shall not, without the consent of a majority of the shares of the outstanding Series B Preferred Stock, voting separately as a class, make a publicly-announced tender offer for its Common Stock unless the Company provides to all holders of the Series B Preferred Stock the right to participate in the tender offer on the same terms and conditions as holders of Common Stock, provided that any Series B Preferred Shares tendered shall receive, upon surrender of the Series B Preferred Stock to the Company, the consideration payable with respect to the number of shares of Common Stock into which the Series B Preferred Stock so tendered would be convertible at the time immediately prior to the consummation of the tender offer (regardless of whether or not actual conversion at such time would be permissible under Section 5 hereof).
     8. Reservation of Common Stock.
          (a) The Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series B Preferred Stock.
          (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).
          (c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances and not subject to any preemptive rights (other than liens, charges, security interests and other encumbrances created by the holders the Series B Preferred Stock).
          (d) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
     9. Liquidation, Dissolution and Winding Up.
          (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $0.02 per share of Series B Preferred Stock, plus the amount of any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders before any distribution of assets is made to the holders of Common Stock. After payment to the holders of the Series B Preferred Stock of the amounts set forth in preceding sentence, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them (regardless of whether or not actual conversion at such time would be permissible under Section 5 hereof).
          (b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock, holders of the Series B Preferred Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
          (c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business shall not constitute its liquidation, dissolution or winding up.
     10. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.
     11. No Redemption; No Sinking Fund.
          (a) The shares of Series B Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series B Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series B Preferred Stock by offer to any holder or holders thereof.
          (b) The shares of Series B Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

     12. Voting Rights.
          (a) Except as expressly provided in this Section and in Section 7(g) or as otherwise required by applicable law or regulation, holders of the Series B Preferred Stock shall have no voting rights.
          (b) So long as any shares of the Series B Preferred Stock are outstanding, the Company shall not, without the consent or vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation or otherwise) any provision of the Certificate of Incorporation of the Company or this Certificate of Designation, if such amendment would increase the authorized shares of the Series B Preferred Stock or alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely.
     13. Exclusion of Other Rights. Except as may otherwise be required by law or specifically set forth in this Certificate of Designation and the Certificate of Incorporation, as they may be amended from time to time, the Series B Preferred Stock shall not have any other powers, preferences and relative, participating, optional or other special rights.
     14. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
     15. Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been duly converted into Common Stock or otherwise reacquired in any manner, including shares purchased by the Company or exchanged or converted, shall not be reissued as Series B Preferred Stock and shall upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.
     16. Mutilated or Missing Series B Preferred Stock Certificates. If any certificate representing any shares of the Series B Preferred Stock shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for such certificate, a new certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock of the same class, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).
     17. Fractional Shares. The Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in dividends and distributions and to have the benefit of all other rights of holders of the Series B Preferred Stock, including the conversion provisions provided in Section 5.

     IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by Ricardo A. Anzaldúa, its duly authorized Senior Vice President and Corporate Secretary.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ Ricardo A. Anzaldúa
Ricardo A. Anzaldúa
Senior Vice President and Corporate Secretary